EXHIBIT 10.2

                      CONSULTING SERVICES AGREEMENT
                      -----------------------------

          THIS AGREEMENT made as of the 20th day October, 1998

BETWEEN:

          MACDONALD HARRIS & ASSOCIATES LTD, a British Columbia corporation having its office at 1010 Seymour Street, Vancouver, British Columbia, V6B 4Y4, Fax No.: (604)
          608-0632  ("MHA")

AND:

          ELGRANDE.COM INC, having its office at 7361 Bermuda
          Road, Las Vegas, Nevada 89123, USA, Fax No.:  (604)
          713-0872 ("Client")

WITNESSES that the parties agree as follows:

1.        INTERPRETATION
          --------------

1.1       DEFINITIONS

          The following terms shall, when used in this Agreement, have the following meanings:

     (a) "AFFILIATE" means, in relation to a party, any entity in which that party owns both legally and beneficially not less than 80% of the voting securities or rights and which is directly controlled by that party;

     (b) "COMPONENT SOFTWARE" includes software authoring tools and server programmes and other like software components developed and owned by MHA and used in the creation of the Site Software;

     (c) "CONFIDENTIAL INFORMATION" means all commercial, financial, legal, personal and/or technical information concerning the Disclosing Party or any of its Affiliates disclosed by the Disclosing Party or any of its Affiliates to the Receiving Party or any of its Affiliates, the further disclosure of which could reasonably be expected to have an adverse impact on the Disclosing Party or any of its Affiliates to which it pertains, and any information otherwise identified by the Disclosing Party as "confidential", and all computer software owned or used by the Disclosing Party in its business, but excludes information that:

          (i) is in the public domain, or becomes in the public domain other than as a result of a breach of this agreement by the Receiving Party; or

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          (ii)  is known to the Receiving Party before disclosure to it by the Disclosing Party;

          (iii) is disclosed to the Receiving Party by a third person who is under no obligation of confidentiality with respect thereto; or

          (iv) forms part of any software source code that is intended to be accessible to an end-user browser accessing a web site including, without limitation, HTML and Java scripts and other client-side software source code.

     (d) "DISCLOSING PARTY" means MHA in respect of its disclosure of its Confidential Information to Client, and Client in respect of its disclosure of its Confidential Information to MHA;

     (e) "DOMAIN" means that portion of a URL (Universal Resource Locator) that lies immediately to the right of the protocol identifier, such as "http://" and immediately to the left of the very first single forward slash "/" (reading the URL from left to right) -- for example, in the URL "http://www.mha.ca/exmet/" the domain is "www.mha.ca";

     (f) "EXPENSES" means those expenses that are reimbursable to MHA by Client pursuant to paragraph 4.2;

     (g)  "FEES" means the fees payable to MHA under paragraph 4.1;

     (h) "NON-PRODUCTION SERVER SOFTWARE" means server software used on non-production servers;

     (i) "PRODUCTION SERVER SOFTWARE" means server software used on production servers;

     (j) "RECEIVING PARTY" means MHA as recipient of Confidential Information of Client, and Client as recipient of Confidential Information of MHA;

     (k) "SERVICES" means consulting and related services to be performed by MHA hereunder, as generally described in paragraph 2.1 and Schedule A;

     (l) "SHOP ENGINE" means an online public web site where the principal perceived utility of the domain containing such web site is to provide a search service for an open-ended inventory database of third party consumer products (not including used products) available for immediate online purchase and where the entity operating the domain is acting strictly as a transaction broker for such products, which are neither owned nor handled by such entity;

     (m) "SITE SOFTWARE" means software created by MHA specifically for the Client under this Agreement, which software facilitates operation and management of the Client's business of operating an online retail transaction service for the sale of third party products but specifically excludes Component Software;

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     (n)  "SOFTWARE" means Site Software and Component Software;

     (o) "TERM" means the term of this Agreement, including any extensions thereof, as determined under paragraph 8.1.

1.2 REFERENCES: Unless otherwise stated, a reference to "this Agreement" or "herein", "hereof", "hereunder" and other similar terms refers to this Agreement as a whole, together with any schedules hereto and any amendments hereto, and not just to the particular clause or paragraph in which those words appear and a reference herein to a numbered or lettered section or paragraph refers to the section or paragraph bearing that number or letter in this Agreement.

1.3 CAPTIONS: The captions in this Agreement have been inserted for reference and as a matter of convenience only and in no way define, limit or enlarge the scope or meaning of this Agreement or any of its provisions

1.4 NUMBER: In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

1.5 SCHEDULE: The attached Schedule A to this Agreement forms an integral part of this Agreement.

2.        SERVICES AND LICENSE
          --------------------

2.1 SERVICES: MHA shall provide to Client the Services described in paragraph 1 of Schedule A. MHA will deliver to Client a written report at the end of each calendar month during the Term outlining the progress made during that month.

2.2 ASSISTANCE: Client shall provide MHA with access to information, materials, equipment and facilities as may be necessary for MHA to perform the Services.

2.3 LICENSE: Subject to the payment of all Fees and Expenses, MHA hereby grants to Client the exclusive license to use the Site Software and the non-exclusive license to use the Component Software in conjunction with its use of the Site Software. Client may permit Affiliates to use the Software provided however that the number of domains using the Software shall at no time exceed five, subject to paragraph 9.6, and provided that Client shall ensure that Affiliate's use of the Software shall be in compliance with terms and conditions of this Agreement, including without limitation, the credit and proprietary rights notices set forth in paragraph 2.4 of this Agreement. Client agrees that it will not transfer, lease, rent, sublicense or franchise the Software to any other person or entity except that it may sublicense the Software to its Affiliates as provided herein, or transfer the Software in connection with the transfer of its entire business or of a domain, in either case in compliance with paragraph 9.6. Client acknowledges and agrees that MHA may at all times use and license others to use the Component Software without restriction.

2.4 CREDIT: Client agrees to permit MHA to include a small permanent graphical hyperlinked logo tag not smaller than 215 pixels by 45 pixels and descriptive text not smaller than

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that generated by the HTML sizing code "<FONT SIZE=0>" to the effect of:
"Web and Database Design, Programming and Development by Macdonald Harris
& Associates Ltd." and "This site was developed using MHA's Visual Server Side database connectivity tools." located on the top screen of the "about page" which is to be directly accessible from the front page of the www.elgrande.com and every other domain of Client or its Affiliate running the Software. Furthermore, it is agreed that all legal notices necessary to protect the proprietary rights of the parties will be included on, the "about page". Client shall not delete or alter the graphical hyperlinked logo tag and text notices under any circumstances. MHA hereby authorizes Client to reproduce and display its logo for the foregoing purposes.
Client further agrees to permit MHA to identify Client as a customer of MHA and for such purposes, hereby authorizes MHA to reproduce and display Client's logo on MHA's web site and other promotional material, and to create hyperlinks to Client's web site(s) from MHA's web site.

2.5 HARDWARE AND SOFTWARE ACQUISITIONS: As part of the Services, MHA will acquire production server software licenses, including licenses for Oracle 8 database server software and a secure transaction server software. As part of the Services, MHA will acquire and transfer to Client a production server to be used by Client to host its web site and database. The production server software licenses and the production server provided by MHA to Client must have a combined retail value not less than $50,000 at the time of acquisition by MHA.

2.6 ADDITIONAL SERVICES: Client may from time to time request MHA to perform additional services that are beyond the scope of this Agreement including any modification of the Software. If MHA performs such additional services, it will be entitled to compensation at its then current professional rates for such additional services. If MHA has declined to provide additional services requested by Client, Client may engage a third party to provide the additional services provided however that such third party must sign MHA's standard non-disclosure agreement before Client provides such third party with access to the Software.

3.        PROPRIETARY RIGHTS
          ------------------

3.1 SOFTWARE: Client acknowledges and agrees that except for the license granted herein, MHA shall retain all rights, including copyright and other intellectual property rights, in and to the Site Software and the Component Software. Without limiting the generality of foregoing, MHA shall at all times retain have the right to use and license others to use the Component Software, in other databases, virtual store fronts, web sites, intranets, extranets, on-line e-commerce systems and other network computing systems.

3.2 SERVER SOFTWARE: MHA acknowledges and agrees that all production server software licenses acquired will become the property of Client upon completion of the Services. Client acknowledges and agrees that MHA shall at all times remain the exclusive owner of all licenses to non-production server software acquired in connection with the Services, including without limitation, development server tools and development resources.

3.3 HARDWARE: MHA acknowledges and agrees that the production server shall be transferred to Client upon completion of the Services. Client acknowledges and agrees that all non-production servers and hardware acquired in connection with the Services shall at all times remain the exclusive property of MHA.

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4.        FEES AND EXPENSES
          -----------------

4.1 FEES: Client shall pay MHA for the Services the Fees set out in paragraph 2 of Schedule A. Social service tax ("PST") and Goods and services tax ("GST") are not included in the Fees. PST and GST, if any, will be paid by Client to MHA on each payment in respect of the Fees.

4.2 EXPENSES: Client shall reimburse MHA at cost for the following pre-authorized reasonable Expenses incurred in performing the Services: travel and accommodation costs, long distance telecommunications costs, courier, and reproduction costs, and other reasonable out-of-pocket costs. MHA shall give Client, at its request, copies of receipts or other customary expense documentation for Expenses incurred.

5.        CONFIDENTIAL INFORMATION
          ------------------------

5.1 CONFIDENTIALITY: The Receiving Party will maintain the confidentiality of the Confidential Information and prevent the unauthorized disclosure to others of Confidential Information. The Receiving Party shall disclose Confidential Information only to its directors, officers and employees who require access to such Confidential Information for the performance of its obligations under this Agreement or the exercise of its rights under the licenses granted pursuant to this Agreement, including but not limited to, the use of the Software. If requested by the Disclosing Party, the Receiving Party shall require each of its directors, officers or employees who have access to the Confidential Information, and any third person to whom the Confidential Information is disclosed with the consent of the Disclosing Party, to execute and deliver to the Disclosing Party a written confidentiality agreement in favour of the Disclosing Party on terms and conditions substantially as set out in this section and as approved in writing by the Disclosing Party.

5.2 RETURN OF CONFIDENTIAL INFORMATION: Upon termination of this Agreement, or otherwise upon demand of the Disclosing Party, the Receiving Party shall deliver to the Disclosing Party all copies, whether written, in the form of computer data or otherwise, of the Confidential Information and all documents and materials prepared by or for the Receiving Party which include or refer to Confidential Information and the Receiving Party shall delete all Confidential Information from any computer system, retrieval system or database of the Receiving Party, provided however that the foregoing obligation shall not apply to Client's exercise of its rights under the licenses of the Software granted pursuant to this Agreement, including but not limited to the use of the Software, and if termination occurs pursuant to paragraph 8.5, the modification of the Software. The Receiving Party shall cause all third parties to whom it has provided any Confidential Information to comply with this paragraph and, if requested by the Disclosing Party, the Receiving Party shall provide to the Disclosing Party a statutory declaration of a senior officer of the Receiving Party confirming that the Receiving Party and all such third parties have complied with the provisions of this paragraph.

5.3 DISCLOSURE REQUIRED BY LAW: The Receiving Party shall not be in breach of this Agreement as a result of the disclosure of any Confidential Information required by law or judicial or administrative process, provided that the Receiving Party provides the Disclosing Party with as much notice as is reasonably possible in the circumstances prior to making any such disclosure of

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Confidential Information and cooperates with the Disclosing Party in any application, proceedings or other action undertaken by the Disclosing Party to obtain a protective order or other means of protecting the confidentiality of the Confidential Information required to be disclosed.

5.4 PUBLICITY: Neither party nor any member of its staff will without the other party's consent comment publicly or make any statements to a member of any media group regarding the other party, its Affiliates, and their principals, employees, customers, and business. Notwithstanding anything in this Agreement, MHA may publicize for promotional purposes general technical and statistical information regarding the performance and efficiency of Client's or its Affiliate's Shop Engine web site servers, including traffic and transaction volume statistics and database size statistics, but specifically excluding client contact and customer specific information. At MHA's request, Client will provide to MHA access to the foregoing information.

5.5 AFFILIATES: The Receiving Party shall cause any of its Affiliates to whom Confidential Information is disclosed to comply with the terms of this section 5.

6.        NON-COMPETITION; NON-SOLICITATION
          ---------------------------------

6.1 NON-COMPETITION: For a period of 90 days after the date that a Client's or its Affiliate's Shop Engine web site is made accessible to members of the public, MHA will not provide to any third party a Shop Engine. For a period of 8 months from the date that a Client's or its Affiliate's Shop Engine web site is made accessible to members of the public, MHA will not provide to any third party a Shop Engine that offers for sale a combination of products that includes books, music and computer software. The foregoing non-competition covenant shall have no force or effect in the event of any termination of this Agreement prior to the end of the Term.

6.2 NON HIRING RESTRICTION: Neither MHA nor Client shall solicit directly or indirectly, hire, nor retain in any fashion throughout Canada, any employee, officer, contractor or agent of the other, unless mutually agreed to between the parties, prior to and for a period of two years from the date of completion of the Services.

7.        LIMITED WARRANTY; LIABILITY LIMITED
          -----------------------------------

7.1 LIMITED WARRANTY: MHA warrants that the Software, when correctly used on correctly functioning hardware and internet access services and when used with correctly maintained and functioning databases, will for a period of 12 months from the date that the Software is delivered to the
Client:

          (i) enable Client's clients to import product data using a pre-determined ASCII delimited text format suitable for database professionals;

          (ii) enable manual editing of Client's client and contact records through a password protected graphical user interface;

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          (iii) enable customers of the Client to search for and order products listed in the inventory databases through an online graphical user interface at Client's Shop Engine web site(s);

          (iv) enable payment processing through a reputable online payment solution provider specified by Client and reasonably acceptable to MHA as to practical and technical viability; and

          (v) enable tracking of banner graphic images to indicate which image was shown, to which IP address the image was shown, the number of click - throughs for each image and to enable the control of the number of times the image appears (assuming there is adequate site traffic).

THE FOREGOING ARE THE EXCLUSIVE WARRANTIES UNDER THIS AGREEMENT AND IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS, WHETHER EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY, DURABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF A THIRD PARTY RIGHTS.

For any breach of the foregoing warranties, Client's exclusive remedy and MHA's entire liability will be commercially reasonable efforts of MHA, during the stated warranty period, to correct errors in the Software that cause the breach of warranty.

7.2 LIABILITY LIMITED: IN NO EVENT WILL A PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL OR ACCIDENTAL DAMAGES, INCLUDING WITHOUT LIMITATION, DAMAGES FOR BUSINESS INTERRUPTION, OR LOSS OF PROFITS, REVENUE, DATA OR USE OF THE PROGRAM, OR BODILY INJURY OR DEATH OR PROPERTY DAMAGE OR LOSS, WHETHER IN CONTRACT OR TORT, INCLUDING NEGLIGENCE, EVEN IF THAT PARTY HAS BEEN ADVISED THE POSSIBILITY OF SUCH DAMAGE. THE PROVISIONS OF THIS
SECTION 7 ALLOCATE THE RISKS UNDER THIS AGREEMENT BETWEEN MHA AND THE CLIENT AND THIS ALLOCATION OF RISK IS REFLECTED IN THE PRICING.

8.        TERM
          ----

8.1 TERM: This Agreement shall be for the Term set out in paragraph 4 of Schedule A, subject to earlier termination pursuant to paragraphs 8.2, and to extension by the mutual written agreement of the parties.

8.2 TERMINATION BY MHA FOR BREACH: MHA may terminate this Agreement effective immediately upon written notice to Client if Client is in default under, or breach of, this Agreement and has not remedied that default or breach within five business days after receipt of written notice from MHA specifying the default or breach.

8.3 TERMINATION BY CLIENT FOR CONVENIENCE: At any time up until the date that MHA has delivered to Client the production server and a test version of the Site Software, Client may terminate this Agreement for convenience upon written notice to MHA, which termination will be effective immediately upon receipt of written notice by MHA.

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8.4       IMMEDIATE TERMINATION OF LICENSE:  The license granted under this
Agreement shall automatically terminate, without any further action by MHA, if Client becomes insolvent or unable to pay its debts as they become due or ceases to pay its debts as they become due in the ordinary course of business or makes an assignment for the benefit of its creditors, or is liquidated or dissolved or any proceedings are commenced against Client under any debtor's relief law and such proceedings have not been vacated or set aside within 30 days or a receiver is appointed for Client or any of its assets.

8.5 OTHER TERMINATION BY CLIENT: Client shall have the right to terminate this Agreement if MHA makes an assignment on behalf of its creditors, or is liquidated or dissolved or any proceedings are commenced against MHA under any debtor's relief law and such proceedings have not been vacated or set aside within 30 days or a receiver is appointed for MHA or any of its assets. Upon termination pursuant to this paragraph 8.5, Client shall have the option to continue to have the right to use and modify the Software subject to the same restrictions as are specified in paragraph 2.3 of this Agreement, at no additional cost to Client, provided however that Client has paid all amounts which would have been otherwise owing hereunder to the date of termination.

8.6 OBLIGATIONS ON TERMINATION: Upon termination of this Agreement prior to the end of the Term, MHA shall be entitled to receive the following:

     (a) payment in accordance with paragraphs 4.1 and 4.2 of Fees for Services performed, and Expenses incurred, to the effective date of termination, including without limitation, the per diem Fees for the Services to the effective date of termination calculated using the per diem rate of $1,467 (equals $44,000/30 days);

     (b) the February 1, 1999 installment held in trust for the benefit of MHA by Ladner Downs as provided in paragraph 2 of Schedule A; and

     (c)  an amount calculated as follows:

          $88,000    x       (The number of days from November 1,
                          1998 to the effective date of termination)
                          ------------------------------------------
                                             120

Client acknowledges and agrees that the amounts payable for early termination under (b) and (c) above, if any, are not penalties but a genuine pre-estimate of the damages which will be suffered by MHA as a result of early termination on the part of Client for convenience.

In the event of any termination prior to the end of the Term, Client shall be entitled to received from MHA the following:

     (a) all work product produced by MHA in its performance of the Services under this Agreement to the effective date of termination, regardless of the medium on which such work product has been produced or stored, but excluding all Software and licenses therefor;

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     (b)  if acquired by MHA pursuant to this Agreement prior to the effective date of termination, the production server and all production server software licences.

8.7 SURVIVAL: Notwithstanding any other provisions of this Agreement, the provisions of Sections 3, 4, 5, 6 and 7 and paragraphs 2.3, 2.4, 2.6, 8.5, 8.6, 8.7 and 9.1 and all provisions of this Agreement necessary for the interpretation or enforcement of any of the foregoing sections and paragraphs shall survive the termination of all or any part of this Agreement and shall continue in full force and effect, and references in this Agreement to termination of this Agreement shall not apply to those sections and paragraphs unless the parties agree in writing. Except as specifically provided in this Agreement, the termination of this Agreement does not release any party from any liability or obligation arising prior to the date of termination.

9.        GENERAL CONDITIONS
          ------------------

9.1 RELATIONSHIP: Client and MHA are independent contractors, and each party and its employees and agents are not, and shall not represent themselves to be, directors, officers, employees, agents, partners or joint venturers of the other party or an Affiliate. Nothing herein shall be deemed to require that MHA provide its services exclusively to Client, and MHA hereby acknowledges that Client shall not be required, on behalf of MHA or any of its employees, to make the remittances or payments required of employees and that neither MHA nor any of its employees shall be entitled to the benefits provided by Client to its employees.

9.2 AUTHORITY LIMITED: Neither party nor its employees and agents are authorized to make any contract, or incur any legal obligation, binding upon the other party or its Affiliates, without the consent of the other party in each case.

9.3 LAW: This Agreement is governed by British Columbia law, excluding rules of private international law that lead to the application of any other law.

9.4 DISPUTE SETTLEMENT: All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated with, or derived from, this Agreement, will be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre ("BCICAC"). There will be one arbitrator. The appointing authority is the BCICAC. The case will be administered by the BCICAC in accordance with its "Procedures for Cases under the BCICAC Rules". The place of arbitration is Vancouver, Canada. The language of the arbitration is English. If at the time a dispute arises, the BCICAC does not exist, the dispute shall be resolved by arbitration pursuant to the COMMERCIAL ARBITRATION ACT (BRITISH COLUMBIA).

9.5 NOTICES: All notices, including but not limited to approvals and consents, must be in writing. Notice may be given personally or sent by facsimile transmission to the addresses or fax numbers set out on page one. A party may change its address or fax number for notices by subsequent notice. Notices given by facsimile transmission are considered received on the business day following the date of transmission.

9.6 ASSIGNMENT: This Agreement and the license granted herein may not be transferred, leased, sublicensed, subcontracted or assigned by either party to any other entity

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without the prior written consent of the other party, except however in the event of a sale of all or substantially all of the assets and business of a party, consent of the other party will not be required. Client or its Affiliate may not transfer any domain that uses the Software apart from a sale of all or substantially all of the assets and business of the Client unless Client has paid to MHA a transfer fee in respect of the Software being transferred to the third party transferee (which transfer fee shall in no event exceed $300,000), and unless the third party transferee has entered into a written license agreement with MHA. Upon the transfer by Client or its Affiliate of a domain using the Software, the number of domains at which Client or its Affiliate may use the Software under paragraph 2.3 of this Agreement shall be reduced by the corresponding number.

9.7 AMENDMENT: This Agreement may be amended only by a written agreement signed by Client and MHA.

9.8 NON WAIVER: A waiver by any party of any breach of this Agreement by another party does not operate as a waiver of any continuing or subsequent breach. Waivers are not enforceable unless in writing.

9.9 SEVERABILITY: If any part of this Agreement is invalid, all other parts of this Agreement remain enforceable.

9.10 ENTIRE AGREEMENT: This Agreement is the entire agreement between the parties regarding its subject matter. All prior agreements and communications, whether verbal or written, are of no legal effect.

9.11 ENUREMENT: This Agreement enures to the benefit of and is binding upon the parties and their respective successors and permitted assigns.









9.12 FURTHER ASSURANCES: Each party shall do all such things and execute and deliver all such documents and instruments as may be required to give full effect to the obligations set forth in this Agreement.

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9.13      CURRENCY:  All monetary values in this Agreement are in Canadian dollars.

          IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

MACDONALD HARRIS & ASSOCIATES LTD.



By: /s/ MURRAY MACDONALD
    ______________________________
     Murray Macdonald

ELGRANDE.COM INC.



By: /s/ MICHAEL PAGE
   ______________________________
     Michael Page









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                              SCHEDULE A
                              ----------
1.   DESCRIPTION OF SERVICES
     -----------------------

Creation of a commercial web site and associated database to facilitate client's electronic commerce activities located at the domain name elgrande.com.

2.   FEES
     ----

Client shall pay the following amounts on account of Fees on the first day of the month specified below:


                October 1998       $60,000*
                November 1998      $52,000*
                December 1998      $44,000
                January 1999       $92,000
                February 1999      $44,000**
                March 1999         $88,000***

*MHA acknowledges that Client has as of the date of signing of this Agreement paid $50,000 of the October 1, 1998 instalment of $60,000. The remaining $10,000 of the October 1, 1998 instalment together with the November 1, 1998 instalment of $52,000, for a total of $62,000 will be paid to MHA concurrent with the signing of this Agreement.

**Client agrees to pay the February 1, 1999 instalment of $44,000 to MHA's lawyers, Ladner Downs, to be held in trust for the benefit of MHA, which sum may be released by Ladner Downs to MHA on the earlier of the following:

          (a) five business days have elapsed after the Client has failed to pay a scheduled instalment under the Agreement;

          (b)   any termination of the Agreement; or

          (c)   February 1, 1999.

***In lieu of cash payment, Client may deliver to MHA free trading common shares in a capital of Elgrande.com Inc. in such quantity that the value of the common shares delivered shall not be less than $88,000 together with all fees, commissions and other charges ordinarily payable upon liquidation of such shares, which value will be calculated by reference to the Current Market Price. If free trading common shares in the necessary quantity are not available on June 1, 1999, Client shall pay to MHA $88,000 in cash.
The "Current Market Price" at any date shall be the weighted averaged price per share for common shares for 20 consecutive trading days before such date on the NASD-OTC EBB in the common shares (or, if the common shares are not listed on the NASD-OTC EBB, on such other stock exchange or market on which the common shares are listed). The weighted averaged price shall be determined by dividing the aggregate sale price of

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all such shares sold on the said exchange or a market during the said 20 consecutive trading days by the total number of such shares so sold.

3.   TERM
     ----

This Agreement shall be effective from October 20, 1998 and terminate on March 1, 1999 unless earlier terminated in accordance with the Agreement or extended by the mutual agreement of the parties.









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                                                     November ___, 1998
                           DIRECTION TO PAY


TO:       Ladner Downs
          1200 Waterfront Centre
          200 Burrard Street
          P.O. Box 48600
          Vancouver, B.C.
          V7X 1T2

RE: The sum of $44,000 hereby paid by the undersigned to Ladner Downs in trust by certified cheque, representing the February 1, 1999 instalment of fees payable under the Consulting Services Agreement between Macdonald Harris & Associates Ltd. and Elgrande.com Inc. dated as of October 20, 1998 (the "Agreement")

The undersigned hereby irrevocably authorizes Ladner Downs to pay to Macdonald Harris & Associates Ltd. the sum of $44,000 held by Ladner Downs in trust for the benefit of Macdonald Harris & Associates Ltd., on the earlier of the following:

          (a) five business days have elapsed after the undersigned has failed to pay a scheduled instalment under the Agreement;

          (b)   any termination of the Agreement; or

          (c)   February 1, 1999.


                                   ELGRANDE.COM INC.



                                   By:__________________________
                                        Michael Page



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